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                                                                    EXHIBIT 99.3

                          CONSENT OF ALLIANT PARTNERS

     We hereby consent to the inclusion in this Registration Statement on Form S-4 for Accelerated Networks, Inc. dated December 20, 2001 of our name and summary of and references to our fairness opinion rendered to the Board of Directors of Accelerated Networks, Inc. on November 7, 2001 in the sections titled "The Merger - Background of the Merger," "The Merger - Opinion of Accelerated Networks' Financial Advisor" and "The Merger - Accelerated Networks' Reasons for the Merger" and the inclusion of our fairness opinion letter, which is attached as Annex I to the Registration Statement.

Palo Alto California                            /s/ Alliant Partners
December 20, 2001
                                                    ALLIANT PARTNERS